EXHIBIT 99










FOR IMMEDIATE RELEASE                            Contacts:        Dick Badler
---------------------                                             773-695-1030
                                                                  dbadler@gi.com

                                                                  Mark Borman
                                                                  773-695-1150
                                                                  mborman@gi.com


            GENERAL INSTRUMENT ANNOUNCES STRATEGIC RESTRUCTURING PLAN

                GI Will Separate Into Three Public Companies to
                      Focus On Global Growth Opportunities
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     CHICAGO,  ILLINOIS - (January  7, 1997) -- General  Instrument  Corporation
(NYSE:GIC) today announced that its Board of Directors has approved a strategic restructuring plan to divide GI into three separate public companies that are leaders in distinct global growth markets.

     The restructuring, expected to be completed this summer through a tax-free spin-off to shareholders, will create three independent companies:
     o NextLevel Systems, Inc., a leading worldwide supplier of systems and components for high-performance networks delivering video, voice and Internet/data services, comprised of GI's cable, satellite and telephony businesses, with 1996 sales in excess of $1.7 billion.
     o CommScope, Inc., the world's largest manufacturer of coaxial cable and a leading supplier of high-performance electronic cables, with 1996 sales of more than $560 million.
     o General Semiconductor, Inc., now GI's Power Semiconductor division, the world's leading supplier of low-to-medium power rectifiers and transient voltage suppressors, with 1996 sales of over $360 million.

     "Now is the time to make this comprehensive move," said Richard S. Friedland, Chairman and CEO of General Instrument, who will be Chairman and CEO of NextLevel Systems. "During the last 12 months, we began volume shipment of our digital set top boxes, next-generation satellite systems and SURFboard cable modems, and won our first contract to provide telephony services to a regional Bell operating company, NYNEX. NextLevel Systems will be a powerful $1.7 billion sales company that is 100-percent focused on the high-growth opportunities in the worldwide market for high-performance communications networks -- a market being transformed by accelerating consumer and business demand worldwide."

     "At the same time, CommScope is expanding its position in the worldwide cable and satellite TV industries and has great opportunities with its high-performance electronic cables, while worldwide demand for General Semiconductor's power conditioning products is starting to resume its historical growth trends," he said.

NextLevel to Focus on High-Performance Video, Voice and Data Networks
---------------------------------------------------------------------
     NextLevel Systems, Inc. will be formed by combining GI's Communications divisions in Hatboro, Pennsylvania and San Diego, California, and its Rohnert Park, California-based NextLevel Communications subsidiary. Historically, the operations that will make up NextLevel Systems have focused on the cable and satellite television markets, but the company expects to expand aggressively beyond these markets, seeking to build a major presence in the new growth markets for high-speed modems, which provide Internet and multimedia services, and switched-digital local access systems, which provide advanced voice, plus video and high-speed data services over telephone networks.

     This expansion will leverage NextLevel Systems' broad expertise in providing systems and components for the full spectrum of video, voice and data networks regardless of their technology or architecture -- including satellite, broadcast, wireless and wired networks using coaxial, fiber optic or copper twisted-pair cable. NextLevel's systems and components permit high-performance video, voice and data services to be transmitted over any of these networks. As a result of its expansion plans, NextLevel Systems expects its revenues to be more evenly distributed across the cable, satellite, high-speed data and telephony network markets by the year 2000.

     "The transition to GI's next-generation of digital and analog systems for cable and satellite networks is nearly completed," said Friedland. "Sales of these products, which are the core of NextLevel Systems, are growing rapidly with improving profit margins. We are also on the threshold of significant deployment of our NLevel3 switched-digital local access telephone system and high-speed SURFboard modems."

     General Instrument's current corporate management team and the management teams of the GI Communications and Next Level Communications businesses will lead NextLevel Systems after the spin-offs. Reflecting the high-growth potential of its businesses, NextLevel is expected to have sufficient cash and borrowing capacity to provide the company with the financial flexibility to invest for growth in its high-technology markets. NextLevel Systems will be based in Chicago, Illinois with approximately 8,300 employees worldwide.

CommScope to Focus on Expanding its Broadband Cable Sales Worldwide
-------------------------------------------------------------------
     CommScope, with 1996 sales exceeding $560 million, is the world's leading manufacturer of coaxial cables for cable television systems, with more than a 50 percent market share. It also supplies fiber optic and other high-performance electronic cables. CommScope cables are used in cable and satellite television networks, telephone networks, local area networks, wireless transmission systems, residential wiring and airplanes. In 1996, approximately 35 percent of CommScope's sales were outside the U. S. Based in Hickory, North Carolina, CommScope has approximately 2,500 employees worldwide.

     "CommScope has been focusing its business on broadband cables for over 30 years," said Frank Drendel, who has managed CommScope since 1972 and will be the Chairman and CEO of the company following its spin-off. "We are expanding as well in other related electronic cable markets, such as local area networks, where we have the capability for continued significant growth."

     CommScope is well-positioned to service the $2.4 billion worldwide broadband cable market. CommScope's sales have grown at a compound annual rate of approximately 18 percent since 1993 by increasing market share and focusing on new, high-growth markets, such as international cable systems, local area networks and residential wiring. Additional future growth opportunities at CommScope are expected to come from new markets for wireless transmission systems and airplanes.

General Semiconductor to Focus on Global Growth in Electronic Content
---------------------------------------------------------------------
     Power  Semiconductor,  which  will  become  General  Semiconductor,  is the world's leading supplier of low-to-medium power rectifiers and voltage suppressors for use in diverse applications by automotive, computer, consumer, industrial and telecommunications manufacturers. General Semiconductor, with 1996 sales exceeding $360 million, will be based in Melville, New York, with approximately 3,000 employees worldwide.

     "With a singular focus on power rectifier and transient voltage suppressor products and services, we believe General Semiconductor will be better positioned to leverage its market leadership and competitive strengths of distribution and high quality manufacturing," said Ron Ostertag, who has managed the business since 1990 and will be the CEO of General Semiconductor. "This will allow us to enhance our global service and increase customer satisfaction."

     General Semiconductor is a formidable global competitor serving the $1.6 billion worldwide power rectifier and transient voltage suppressor markets. Since 1993, its sales have grown at a three-year compound annual rate of approximately 10 percent. Management expects General Semiconductor's future growth to be driven by worldwide demand for increased electronic functions and the company's strong position as a global supplier of high quality, reliable components. In 1996, approximately 70 percent of the business' sales were outside the U.S.

Reasons For Restructuring
-------------------------
     "After considerable study and detailed analysis, we concluded that our three diverse businesses would be best positioned as independent, public companies," said Friedland. "The businesses have different dynamics and business cycles, serve different markets and customers, are subject to different competitive forces and must be managed with different short- and long-term goals."

     "The restructuring will give the management of each business the ability to focus on its own business, markets, customer requirements and growth opportunities," he continued. "Specifically, each business will be able to organize its capital structure, allocate its resources and design corporate strategies based wholly on the benefits to its own operations. Moreover, management will be able to design equity-based compensation programs that are targeted to its specific business and performance, and therefore be better positioned to attract and retain key personnel."

     "Over the long term, the spin-offs will allow each business to more efficiently leverage its world leadership position to increase shareholder value," said Friedland. "Investors will be able to value each of the three companies on its own merits and growth fundamentals."

Restructuring and Other Charges
-------------------------------
     GI will incur after-tax charges of $55 to $65 million ($0.37 to $0.44 per fully diluted share) in the fourth quarter of 1996. These charges consist primarily of costs related to the transition to the next generation of digital products, restructuring costs incurred through December 31, 1996 and the write-down of certain assets. The company expects fourth quarter earnings, which will be announced on February 10, to be in the range of $0.28 to $0.32 per fully-diluted share, excluding the charges.

     The company will incur additional after-tax charges in 1997 of $50 to $70 million ($0.33 to $0.47 per fully diluted share) for costs related to the consummation of the restructuring, including the costs of dividing the company's Taiwan assets between NextLevel Systems and General Semiconductor.

Legal, Tax and Capital Structure Matters
----------------------------------------
     The restructuring plan is subject to the approval of the holders of a majority of shares of General Instrument and the receipt of a ruling from the Internal Revenue Service that the separation of NextLevel Systems, CommScope and General Semiconductor is not taxable to the company or its shareholders.

     General Instrument intends to tailor each new company's capital structure to ensure that it will have the financial flexibility to invest in the growth of its world leadership businesses. At December 31, 1996, General Instrument's total debt outstanding was $703 million, of which $228 million are notes convertible into GI's common stock at a conversion price of $23.75 per share. General Instrument expects the convertible notes to be redeemed or converted prior to the spin-offs.

Shareholder Rights Plan Adopted
-------------------------------
     As General Instrument moves into the implementation phase of its restructuring plan, the Board of Directors also approved a shareholder rights plan designed to protect shareholders from various abusive takeover tactics, including attempts to acquire control of the company at an inadequate price.

     Under the rights plan, each shareholder will receive a dividend of one right for each outstanding share of GI common stock. Upon the occurrence of certain events involving a buyer (other than an existing 15% shareholder) acquiring a 15% or greater position in the company, all rights holders except the buyer will be entitled to purchase GI stock at a discount. If GI is acquired in a merger after such an acquisition, all rights holders except the buyer will also be entitled to purchase stock in the buyer at a discount.

     Rights will be distributed to shareholders of record as of January 24, 1997, and will also apply to newly-issued shares after that date. The company may redeem the rights for $0.01 each at any time before a buyer acquires a 15% position in the company, and under certain other circumstances. The rights distribution is not taxable to shareholders. Details of the rights plan will be mailed to all GI shareholders.

     The investment banking firms of Goldman, Sachs & Co., Merrill Lynch and Lazard Freres and the law firm of Fried, Frank, Harris, Shriver & Jacobson are serving as advisors to General Instrument.

     The information set forth above includes "forward-looking" information and, accordingly, the cautionary statements contained in Forward-Looking Information filed by General Instrument as Exhibit 99 to its Form 10-K for the year ended December 31, 1995 are incorporated herein by reference. General Instrument's actual results could differ materially from the "forward-looking" information in this press release.

              For more information on the strategic restructuring, visit General Instrument on the World Wide Web at http://www.gi.com

General Instrument supports the National Association of Investors Corporation's "Own Your Share of America" campaign, which encourages individuals to invest in common stock.

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